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                     August 13, 2020

       Lai Jinpeng
       Chief Executive Officer
       Wiseman Global Ltd
       1702, Block B, Wisdom Plaza, No. 4068
       Qiaoxiang Road, Shahe Street, Nanshan District
       Shenzhen City, Guangdong, People   s Republic of China, 518000

                                                        Re: Wiseman Global Ltd
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed May 12, 2020
                                                            File No. 333-228130

       Dear Mr. Jinpeng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services